Exhibit 15.1

Abbey National plc: Annual Compliance Certificate

The undersigned, a duly authorised representative of Abbey National plc, acting as servicer (the “Servicer”), pursuant to the Amended and Restated Servicing Agreement between the Servicer, Holmes Trustees Limited, Holmes Funding Limited and JPMorgan Chase Bank dated 26 July 2000, as amended (the “Agreement”), certifies that:

1.	A review of the activities of the Servicer relating to Holmes Financing (No. 8) plc as of 31 December 2006 and for the year then ended and its performance under the Agreement has been made under my supervision.
2.	A review of the activities of the Servicer relating to Holmes Financing (No. 9) plc as of 31 December 2006 and for the year then ended and its performance under the Agreement has been made under my supervision.
3.	Based on such review, the Servicer has fulfilled its obligations under the Agreement and the minimum servicing standards attached as Appendix 1 throughout the above referenced periods in all material respects, except as may be set forth in paragraph 4 below.
4.	The following is a description of any exceptions to paragraph 3 above: none.

Capitalised terms used but not defined in this Annual Compliance Certificate have their respective meanings set forth in the Agreement, unless the context requires otherwise or unless otherwise defined in this Annual Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has duly executed this Annual Compliance Certificate this 28th day of June, 2007.

  /s/ CHRIS FIELDING

  Authorized Signatory
  Abbey National plc

Appendix 1

Minimum Servicing Standards

(1) General servicing considerations.

(i) Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

(ii) If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

(2) Cash collection and administration.

(i) Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt.

(ii) Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

(iii) The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

(iv) Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations:

(A) Are mathematically accurate;

(B) Are prepared within 30 calendar days after the bank statement cut-off date;

(C) Are reviewed and approved by someone other than the person who prepared the reconciliation; and

(D) Contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification.

(3) Investor remittances and reporting.

(i) Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

(4) Pool asset administration.

(i) Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.

(ii) Pool assets and related documents are safeguarded as required by the transaction agreements.

(iii) Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(iv) The servicer’s records regarding the pool assets agree with the obligor’s records with respect to the unpaid principal balance.

(v) Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

(vi) Loss mitigation or recovery actions (e.g., foreclosures or repossessions) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements. Such programs include a hierarchy of workout procedures (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, as applicable).

(vii) Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(viii) Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.

(ix) Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.

(x) Any external enhancement or other support, is maintained as set forth in the transaction agreements.